EXHIBIT

                      Exhibit 1. Reorganization Agreement

                                  EXHIBIT No. 1



                            REORGANIZATION AGREEMENT


                                 CHINASOFT, INC.
                      (a District of Columbia corporation)

                                      with

                                    CBQ, INC.
                            (a Colorado corporation)
                                       and

                          TRI BEAU ACQUISITION COMPANY
                      (a District of Columbia corporation)


                                December 22, 1999





THIS REORGANIZATION AGREEMENT (Agreement), has been entered into this 22nd day of December, 1999, and is between ChinaSoft, Inc. (ChinaSoft), a privately held District of Columbia corporation, CBQ, Inc. (CBQI), a publicly held Colorado corporation, and Tri Beau Acquisition Company (Acquiring Corporation), a District of Columbia corporation wholly owned by CBQI which was formed solely for the purpose of acquiring ChinaSoft as a wholly owned subsidiary of CBQI in a tax free A Reorganization using a Reverse Triangular Merger (Merger).

THE FOLLOWING PREMISES ARE AN INTEGRAL PART OF THIS AGREEMENT: CBQI intends to acquire (through the Merger) ChinaSoft as a wholly owned subsidiary, and ChinaSoft intends to be acquired by CBQI in this manner. Acquiring Corporation was formed as a wholly owned subsidiary of CBQI solely for the purpose of acquiring ChinaSoft as a wholly owned subsidiary of CBQI in a tax exempt reorganization. The respective board of directors of ChinaSoft, CBQI and Acquiring Corporation have found it advisable for the benefit of each corporation that CBQI acquire through the Merger ChinaSoft as a wholly owned subsidiary and have each approved this Agreement. The board of directors of ChinaSoft and Acquiring Corporation have recommended and submitted the Merger to the shareholders of their respective corporations for approval. The shareholders of ChinaSoft and Acquiring Corporation have duly approved the Merger.

In consideration of the foregoing premises and the mutual terms, representations, warranties, covenants and conditions set forth subsequently in this Agreement, and such other and further consideration, the receipt and sufficiency of each which are hereby acknowledged, THE PARTIES HEREBY ADOPT THIS AGREEMENT AS A TAX FREE REORGANIZATION UNDER
SECTION 368(a) OF THE INTERNAL REVENUE CODE AS FOLLOWS:

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ARTICLE I:  Merger

1.01. Closing. The closing of the transactions evidenced by this Agreement (Closing) will take place at the offices of Porter, Wright, Morris & Arthur at 1667 K Street NW, Suite 1100, Washington, D.C., upon the occurrence of certain conditions subsequent as set forth in Section 5.12 of this Agreement on or before January 14, 2000 (the Closing Date).

1.02. Surviving Corporation. Acquiring Corporation shall be merged into ChinaSoft, which shall be, and will be sometimes referred to in this Agreement, as the Surviving Corporation. The Merger shall become effective on the filing date of the Certificates and Articles of Merger with the appropriate Secretaries of State and/or equivalent organization in the District of Columbia. (a) Articles of Incorporation. The articles of incorporation of ChinaSoft, as heretofore amended and as in effect immediately prior to Closing, shall be the articles of the Surviving Corporation. (b) Bylaws. The bylaws of ChinaSoft, as heretofore amended and as in effect immediately prior to Closing, shall be the bylaws of the Surviving Corporation. (c) Directors. The directors of CBQI, immediately subsequent to Closing, shall be Bart S. Fisher (who shall also act as Chairman of the Board), J. Patrick Dowd, Song Zhi De, Chang Guomin, John Harris, Greg Allen and Richard Schwartz. The directors of the Surviving Corporation, immediately subsequent to Closing, shall be Bart S. Fisher (who shall also act as Chairman of the Board), and Song Zhi De and Xu Ying. These directors shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles and bylaws governing the Surviving Corporation. Nothing contained in this paragraph shall be construed to create any employment or other contractual rights in the aforesaid directors with the Surviving Corporation, except that such directors shall be entitled to participate in any incentive stock option plan which may be subsequently adopted by CBQI. (d) Executive Officers. The executive officers of CBQI and ChinaSoft, immediately subsequent to Closing, shall be appointed by the board of directors of the respective corporations.

1.03. Terms of the Merger. On Closing and with the effectiveness of the Merger, each share of stock then issued and outstanding by Acquiring Corporation and ChinaSoft shall, by virtue of the Merger and without any action on the part of the holder(s) of the shares (with the exception of one (1) share of ChinaSoft, which shall be owned and held by CBQI) shall no longer be outstanding and shall be canceled and retired and cease to exist, and the shares of ChinaSoft shall be converted into the right to receive, on surrender of the certificate representing such shares, the consideration set forth under Section 1.04 of this Agreement.

1.04. Payment for Shares. In consideration for the Merger, CBQI shall issue and deliver approximately thirty million (30,000,000) shares of its restricted common stock (the CBQI Shares) to the shareholders of ChinaSoft on a pro rata basis. The CBQI Shares shall constitute no less than 51% of the outstanding proprietary interest of CBQI on a fully diluted basis immediately after their issuance and delivery. The CBQI Shares shall be fully paid, non assessable, and restricted, as defined in Regulation D and Rule 144 under the Securities Act of 1933, as amended (the Securities Act).

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1.05. Certain Effects of the Merger. On Closing, the separate existence of
Acquiring Corporation shall cease, and Acquiring Corporation shall be merged with and into ChinaSoft, which, as the Surviving Corporation, shall possess all the assets, properties, rights, privileges, powers and franchises of a public or of a private nature, and be subject to all liabilities, restrictions, disabilities and duties of Acquiring Corporation. If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurances in law or any things are necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title to any property or rights of Acquiring Corporation, the last acting officers and directors of Acquiring Corporation (or the corresponding officers and directors of the Surviving Corporation) shall execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purpose and intent of this Agreement.

1.06. Filing of Certificate of Merger. As soon as practicable after the effectiveness of Closing, Acquiring Corporation shall deliver for filing duly executed Articles of Merger as required by the District of Columbia Corporations Code, and will take such other and further action in connection therewith as may be required by District of Columbia law to make the Merger effective as soon as practicable thereafter. ChinaSoft shall deliver for filing duly executed Articles of Merger as required by the District of Columbia Corporations Code, and will take such other and further action in connection therewith as may be required by District of Columbia law to make the Merger effective as soon as practicable thereafter.

ARTICLE II: Representations and Warranties of ChinaSoft to CBQI and Acquiring Corporation

ChinaSoft hereby represents and warrants to CBQI and Acquiring Corporation, jointly and severally, that, as of the execution date of this Agreement and also as of Closing:

2.01. Authority: All necessary action has been taken to make this Agreement a legal, valid and binding obligation of ChinaSoft enforceable in accordance with its terms and conditions.

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2.02. No Breach or Violation: The execution and delivery of this Agreement and the performance by ChinaSoft of its obligations will not result in any breach or violation of or default under any material agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind, to which ChinaSoft and/or any of its affiliates is a party or by which they or any of them or any of their property is or may be or may become subject, nor in the violation of any documents governing the conduct of ChinaSoft.

2.03. Nonassessable ChinaSoft Shares: The outstanding ChinaSoft proprietary shares have each been validly issued and are fully paid for and nonassessable.

2.04. No Liens on ChinaSoft Shares: The outstanding ChinaSoft proprietary shares are not and shall not be or shall not become subject to any lien, encumbrance, security interest or financing statement whatsoever through any act of ChinaSoft and/or its shareholders; further, the outstanding ChinaSoft proprietary shares are not the subject of any agreement.

2.05. Capital Percentage; Outstanding Commitments: The outstanding ChinaSoft proprietary shares represent 100% of the outstanding proprietary interest of ChinaSoft; further, there are no outstanding commitments (direct or indirect) which would cause the issuance or transfer out of treasury of any additional proprietary interest of ChinaSoft, whether by common stock, preferred stock, option, warrant, debt or otherwise.

2.06. Audited Financial Statements and Tax Reports. Chinasoft was formed on September 8, 1999 for the primary purpose of providing a joint venture mechanism to develop telephony, software development and internet service businesses to and from the People's Republic of China. As such, Chinasoft and, thereby, CBQI, subsequent to Closing are not required to provide audited or unaudited financial statements in accordance with Form 8 KSB or Regulation S X as incorporated thereby in regards of the Merger.

2.07. No Undisclosed Liabilities or Obligations. ChinaSoft has no obligations or liabilities of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due, herein liabilities).

2.08. Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or threatened against ChinaSoft, or which questions or challenges the validity of this Agreement or any action to be taken by ChinaSoft pursuant to this Agreement or in connection with the transactions contemplated hereby, and ChinaSoft does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation. ChinaSoft is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has an adverse effect on their business practices or on their ability to acquire any property or conduct their business in any area.

2.09. Compliance with Law. ChinaSoft is in compliance with all laws, regulations and orders applicable to its business and ChinaSoft has not received any notification that they are in violation of any law, regulation or order and no such violation exists.

2.10. Disclosure. No representations or warranties made by ChinaSoft contain any untrue statement of fact or omit to state any fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; further, there are no facts known to ChinaSoft which (either individually or in the aggregate) could or would materially and adversely affect or involve any substantial possibility of having a material, adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or businesses of ChinaSoft which have not been disclosed in this Agreement.

2.11 No Material Liabilities. ChinaSoft owns and holds 25% of all authorized, issued and outstanding shares of common stock of Capital Software, Inc., a District of Columbia corporation. Except as provided in this Section 2.11, neither ChinaSoft nor Capital Software, Inc. have any material liabilities of any kind.

ARTICLE III:  Understandings of ChinaSoft and its Shareholders

ChinaSoft acknowledges, understands and agrees that:

3.01. Certificate. The certificate representing the CBQI Shares will bear a legend restricting their transfer under Rule 144 of the Securities Act of 1933.

3.02. No Securities Act Registration. The CBQI Shares have not been registered under the Securities Act of 1933 or any applicable state law (collectively, the Securities Act). The CBQI Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act. The ChinaSoft shareholders must bear the economic risk of their investment in the CBQI Shares for an indefinite period of time. If they desire to sell or transfer all or any part of the CBQI Shares within the restricted period, CBQI may require their counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act.

3.03. Lack of Agency Findings. No federal or state agency has made any findings or determination as to the fairness of an investment in CBQI or any recommendation or endorsement of this investment.

3.04. Limited Market for CBQI Shares. There is presently only a limited market for the CBQI Shares and no market may exist in the future for any sale or sales of all or any portion thereof.

3.05. Commitments to Investments. The commitment of the ChinaSoft shareholders to investments that are not readily marketable is not disproportionate to their net worth and their investment in the CBQI shares will not cause their commitments to become excessive.

3.06. Financial Ability. The ChinaSoft shareholders have the financial ability to bear the economic risks of this investment, have adequate means of providing for their current needs, and have no need for liquidity in this investment.

3.07. High Risk of Investment. The ChinaSoft shareholders have evaluated the high risks of investing in the CBQI Shares and have such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that they are capable of evaluating the merits and risks of an investment in the CBQI Shares.

3.08. Opportunity to Investigate Investment. The ChinaSoft shareholders have been given the opportunity to ask questions of and receive answers from CBQI concerning the terms and conditions of this investment and to obtain additional information necessary to verify the accuracy of the information it desired in order to evaluate his investment. In evaluating the suitability of an investment in the CBQI Shares, they have not relied on any representations or other information (whether oral or written) other than that furnished to them by CBQI or the representatives of CBQI.

3.09. Opportunity to Consult Professionals. The ChinaSoft shareholders have had the opportunity to discuss with their professional, legal, tax and financial advisers the suitability of an investment in the CBQI Shares for their particular tax and financial situation and all information that they have provided to CBQI concerning themselves and their financial position is correct and complete.

3.10. Reliance. In making the decision to purchase the CBQI Shares, the ChinaSoft shareholders have relied solely upon independent investigations made by them or on their behalf.

3.11. Investment Purpose. The ChinaSoft shareholders are acquiring the CBQI Shares solely for their own account, for investment purposes only, and are not purchasing with a view to, or for, the resale, distribution, subdivision or fractionalization thereof.

ARTICLE IV: Representations and Warranties of CBQI and Acquiring Corporation to ChinaSoft

CBQI and Acquiring Corporation hereby represent and warrant to ChinaSoft that, as of the date of the execution of this Agreement and as of Closing:

4.01. Authority: All necessary action has been taken to make this Agreement a legal, valid and binding obligation of CBQI enforceable in accordance with its terms and conditions.

4.02. No Breach or Violation: The execution and delivery of this Agreement and the performance by CBQI of its obligations will not result in any breach or violation of or default under any agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind, to which CBQI or any of its affiliates is a party or by which they or any of their property is or may be or may become subject, nor in the violation of the articles or bylaws governing the conduct of CBQI.

4.03. Nonassessable CBQI Shares: The CBQI Shares have each been validly issued and are fully paid for and nonassessable.

4.04. No Liens on CBQI Shares: The CBQI Shares are not and shall not be or become subject to any lien, encumbrance, security interest or financing statement whatsoever through any act of CBQI or its affiliates; further, the CBQI Shares are not the subject of any agreement other than this Agreement.

4.05. Capital Percentage; Outstanding Commitments: The CBQI Shares represent no less than 51% of the outstanding proprietary interest of CBQI on a fully diluted basis; further, there are no outstanding commitments (direct or indirect) which would cause the issuance or transfer out of treasury of any additional proprietary interest of CBQI, whether by common stock, preferred stock, option, warrant, debt or otherwise, other than pursuant to those contracts which have been disclosed to ChinaSoft and which it has acknowledged receipt of.

4.06. SEC and Tax Reports; Filings: CBQI has delivered to ChinaSoft its annual report on Form 10 KSB for the year ended December 31, 1998, and its quarterly reports on Form 10 QSB for the fiscal quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, all of which were true and correct as of the date of filing and remain true and correct. CBQI has provided to ChinaSoft full access to any and all information desired concerning the business and operations of CBQI, and CBQI has made available to ChinaSoft such personnel as has been requested to answer any and all questions which ChinaSoft may have had concerning an investment in CBQI. CBQI is current in all of its required reports under the Securities Exchange Act of 1934. CBQI is current in its filings with all federal and state taxing agencies, including, without limitation, the Internal Revenue Service. CBQI has delivered to ChinaSoft its annual report on Form 1120, which was true and correct as of the date of filing and remains true and correct. No taxes are due any federal or state agency.

All SEC filings concerning CBQI and its predecessors filed to date comply with the Securities Act and the Securities Exchange Act in all material respects. The SEC filings concerning CBQI do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading. None of the information that CBQI will supply or which CBQI has supplied in connection with this Agreement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, misleading.

4.07. No Undisclosed Liabilities or Obligations. CBQI has no obligations or liabilities of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due, herein liabilities) except liabilities fully reflected or reserved in the balance sheet filed as a part of the Form 10 QSB dated September 30, 1999, or which have been incurred in the ordinary course of business since that date.

4.08. Litigation. Except as provided for on Schedule 4.08 hereto, there is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or threatened against or involving CBQI, or which questions or challenges the validity of this Agreement, or any action to be taken by CBQI pursuant to this Agreement or in connection with the transactions contemplated hereby, and CBQI does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation; further, CBQI is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

4.09. Compliance with Law. CBQI is in compliance with all laws, regulations and orders applicable to its business; further, CBQI has not received any notification that it is in violation of any law, regulation or order and no such violation exists.

4.10. Disclosure/Notices and Consents to Third Parties. No representations or warranties by CBQI in this Agreement contain any untrue statement of fact or omit to state any fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; further, there are no facts known to CBQI which (either individually or in the aggregate) could or would materially and adversely affect or involve any substantial possibility of having a material, adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or businesses of CBQI which have not been disclosed in this Agreement.

CBQI will give any notices (and will cause each of its subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its subsidiaries to use its best efforts to obtain) any third party consents, that ChinaSoft, Inc. may request in connection with this Agreement.

4.11 Continuity of Business Enterprise. It is the present intention of CBQI to continue at least one significant historic business line of ChinaSoft, Inc., or to use at least a significant portion of ChinaSoft, Inc.'s historic business assets in a business, in each case within the meaning of Treas. Reg. Section
1.368 1(d).

4.12 Regulatory Matters and Approvals. CBQI will (and will cause its subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments, and governmental agencies which may be necessary to carry out this Agreement and the transactions contemplated therein.

4.13 Necessary Steps. CBQI will use its best efforts to take all action and do all things necessary, proper and advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of any conditions).

4.14 Noncontravention. CBQI represents and warrants that neither the execution or delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CBQI is subject or any provision of the charter or bylaws of CBQI, or (ii) conflict with, result in the breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CBQI is a party or by which it is bound or to which any of its assets is subject.

ARTICLE V:  General Provisions

5.01. Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed; however, waiver on one occasion does not operate to effectuate a waiver on any other occasion.

5.02. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of receipt if delivered in person or three days after such is sent by prepaid, first class, registered or certified mail, return receipt requested, or, again, on the date of receipt if sent by facsimile as follows: if to CBQI and/or Acquiring Corporation, Mr. John Harris, 4851 Keller Springs Rd., Ste. 228, Dallas TX,
(972) 732 1100; and if to ChinaSoft, Mr. Bart S. Fisher, 1667 K Street NW, Suite 1100, Washington, DC 20006; (202) 778 3000.

5.03. Entire Agreement. This Agreement (and the documents, notes, lists and other agreements executed in connection herewith and on the Closing Date) constitute the entire agreement between the parties regarding the subject matter hereof, and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties and relating to the subject matter of this Agreement.

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5.04. Headings. The article and paragraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.05. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of District of Columbia.

5.06. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

5.07. No Oral Modification. This Agreement may be amended solely in writing, and only after the mutual agreement of all parties.

5.08. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants in this Agreement shall survive the Closing Date for a period of three years, at which time they shall expire.

5.09. Severability. The invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of any of the other provision, and this Agreement shall be construed in all material respects as if such invalid or unenforceable provision were omitted.

5.10. Successor and Assigns. This Agreement, and each and every provision, shall be binding on and inure to the benefit of the parties, their respective permitted successors, successors in title and assigns, and each and every successor in interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other legal method, who shall hold such interest subject to all of the terms and conditions of this Agreement.

5.11. Expenses. Each party shall pay its own expenses incurred by or on behalf of it in connection with the authorization, preparation, execution and performance of this Agreement.

5.12. Due Diligence. Both parties shall have until January 14, 2000, to conduct whatever due diligence is reasonable and necessary to verify the truth and accuracy of the representations and warranties made in Articles II and IV hereof. Either party, as the case may be, shall have the right to rescind this Agreement in case of a material breach of the above referenced representations and warranties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on December 22, 1999.

CHINASOFT, INC., a District of Columbia corporation


By: /s/ Bart S. Fisher
Bart S. Fisher, President


CBQ, Inc., a Colorado corporation


By: /s/ John Harris
John Harris, Chairman & CEO


TRI BEAU ACQUISITION COMPANY, a District of Columbia corporation


By: /s/ John Harris
John Harris, Chairman & CEO